Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

Dennard Lascar Associates
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com

Susser Holdings Reports Strong Fourth Quarter
and Full Year 2012 Results

•	Same-store merchandise sales up 5.8% in 4Q and 6.6% for FY

•	Retail net merchandise margin of 34.1% in 4Q and 33.9% for FY

•	Average retail fuel gallons per store up 3.1% in 4Q and 5.8% for FY

•	A record 10 new Stripes® stores opened in 4Q and 25 for FY
CORPUS CHRISTI, Texas, February 27, 2013 - Susser Holdings Corporation (NYSE: SUSS) today reported strong financial and operating results for the fourth quarter and full year ended December 30, 2012. The results described below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 5.8 percent in the fourth quarter, versus growth of 5.0 percent in the prior-year period. Average retail gallons sold per store increased 3.1 percent from a year ago, compared with growth of 7.2 percent in the fourth quarter of 2011. Retail net merchandise margin was 34.1 percent in the fourth quarter, versus 33.4 percent a year earlier.
Retail segment fuel margin before credit card expense averaged 21.1 cents per gallon, compared with 18.6 cents a gallon in the year-earlier period. The retail fuel margin for the fourth quarter has been reduced by a 3-cent-per-gallon gross profit mark-up charged by Susser Petroleum Partners LP beginning September 25, 2012, following its initial public offering. The wholesale segment historically made no profit on motor fuel sales to the retail segment, and will now record a gross profit mark-up on these gallons. Excluding this 3 cent per gallon charge, the fourth quarter 2012 retail fuel margin would have been 24.1 cents per gallon, for comparison against the prior-year's 18.6 cent margin and the previous five years' fourth-quarter average margin of 15.4 cents.
Adjusted EBITDA(1) was $45.5 million in the fourth quarter, up 43.8 percent from a year ago, reflecting increases in merchandise sales and retail and wholesale motor fuel volumes sold, as well as the increased merchandise and fuel margins. Consolidated gross profit totaled $156.4 million, up 21.3 percent from a year ago.

Net income attributable to Susser Holdings in the fourth quarter 2012 was $10.6 million, or $0.49 per diluted share, versus $5.3 million, or $0.29 per diluted share in the fourth quarter of 2011. Net income attributable to holders of the 49.9 percent noncontrolling interest in Susser Petroleum Partners totaled $4.3 million in the fourth quarter.
Consolidated revenues for the fourth quarter totaled $1.4 billion, an increase of 7.8 percent year-over-year. This increase was driven by an 8.6 percent increase in retail fuel revenues, a 4.6 percent increase in wholesale fuel revenues sold to third parties and a 10.0 percent increase in merchandise sales. The higher fuel revenues were driven by increases in both retail and wholesale volumes sold and by higher selling prices for retail motor fuel.
“We achieved outstanding performance both for the fourth quarter and the full year 2012, with a record number of new Stripes® convenience store openings, solid year-over-year growth in same store merchandise sales and increased retail and wholesale motor fuel volumes,” said Sam L. Susser, President and Chief Executive Officer. “Fiscal 2012 was the 24th consecutive year of positive same store sales growth for our Company.
Susser Petroleum Partners (SUSP), which now operates the majority of our wholesale fuel distribution business, completed its initial public offering in late September of 2012. SUSP delivered a strong fourth quarter both in terms of gallons sold and cents per gallon margin. As the owner of SUSP's general partner and majority owner of SUSP's limited partner interests, Susser Holdings continues to benefit from the strong financial performance of the wholesale fuel business,” Susser said.
New Convenience Store and Wholesale Dealer Update
Susser Holdings opened 10 new large-format Stripes convenience stores during the fourth quarter - a new quarterly record - for a total of 25 new stores opened in 2012. Three smaller retail stores were closed or converted to dealer operations during the fourth quarter, bringing the number of retail stores in operation at year-end to 559. One store has opened to date in 2013 and one has closed. Eleven retail stores are currently under construction. The Company expects to build 29 to 35 Stripes stores this year and continues to acquire additional land for future store development.
The wholesale segment added 13 new wholesale dealer and consignment sites during the latest quarter and discontinued six for a total of 579 contracted wholesale sites as of December 30. The Company expects to add 25 to 40 new wholesale branded dealers and consignment sites this year.
Fourth Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $240.8 million in the fourth quarter, up $21.8 million, or 10.0 percent from a year earlier. Approximately $12.5 million of the increase came from stores that have been operating a year or longer, with the balance from stores that were opened during the last four quarters. Same-store merchandise sales increased 5.8 percent, compared with growth of 5.0 percent a year ago. Sales of packaged drinks, beer, food service, cigarettes and snacks drove most of the sales growth.
Net merchandise margin as a percentage of sales was 34.1 percent, compared with 33.4 percent in the fourth quarter of 2011. Merchandise gross profit was $82.2 million, up 12.4 percent from a year ago. Gross profit growth was led primarily by same store dollar increases in packaged drinks and food service.
Retail Fuel - Retail fuel volumes increased 5.6 percent compared with a year ago to 211.3 million gallons. Average gallons sold per store per week increased 3.1 percent year-over-year to approximately 29,800 gallons, following a 7.2 percent year-over-year increase in the fourth quarter of 2011. Retail fuel revenues totaled $718.1 million, up 8.6 percent versus the prior-year period, reflecting the increased gallons sold, along with a 10-cent-per-gallon increase in the average selling price of motor fuel year-over-year.
Retail fuel gross margin averaged 21.1 cents per gallon, compared with 18.6 cents per gallon a year ago. (The fourth quarter 2012 retail fuel margin is reduced by the 3-cent-per-gallon gross profit margin to SUSP that was not deducted from the prior year's fuel margin.) After deducting credit card expense, the net fuel margin was 15.6 cents per gallon, versus a net 13.3 cents per gallon in the fourth quarter of 2011. Retail fuel gross profit increased 20.0 percent from a year ago to $44.6 million, which is due to the strong increase in margin per gallon and the higher volumes sold.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP operations as well as the consignment sales and transportation business that was not contributed to SUSP. Wholesale fuel volumes to third parties (all gallons except those distributed to Susser's retail stores) increased 4.3 percent from a year ago to 149.9 million gallons. Wholesale fuel revenues increased 4.6 percent from the prior-year quarter to $422.0 million. This revenue increase reflects the increase in volumes sold, as the selling price was flat year-over-year at $2.81 per gallon.
Wholesale fuel gross margin from third parties was 6.3 cents per gallon, compared with 5.1 cents in the fourth quarter of last year. Wholesale fuel gross profit increased by $8.4 million from a year ago to $15.8 million. $6.4 million of this increase reflects the gross profit mark-up charged to the retail segment effective September 25, 2012.
Full Year 2012 Financial and Operating Highlights
Revenues totaled $5.8 billion, up 12.0 percent versus 2011, driven by increases in retail and wholesale fuel revenues and in merchandise sales. For the 12 months ended December 30, 2012, Susser's same-store merchandise sales grew 6.6 percent. Merchandise sales totaled $976.5 million, up 10.7 percent from 2011. Merchandise margin was 33.9 percent, versus 33.7 percent in fiscal 2011.
Fiscal 2012 retail fuel margin – after deducting the 3-cent-per-gallon gross profit mark-up paid to SUSP that began September 25 – was 21.8 cents per gallon, compared with 23.2 cents in 2011. Excluding the partial-year impact of the SUSP gross profit mark-up for comparison purposes, retail fuel margin was 22.6 cents per gallon. After deducting credit card expense, net fuel margin was 16.3 cents per gallon in 2012, (or 17.0 cents before deducting the 3 cent per gallon gross profit mark up paid to SUSP) compared with 17.7 cents per gallon in 2011. Wholesale fuel margin from third parties was 6.2 cents per gallon, up from 5.9 cents per gallon in 2011.
Adjusted EBITDA(1) for 2012 was $182.9 million, up 9.5 percent from 2011. Gross profit was $611.4 million, up 9.8 percent from fiscal 2011, reflecting higher volumes in both motor fuel and merchandise. Net income attributable to Susser Holdings was $46.7 million, or $2.19 per diluted share, versus $47.5 million, or $2.68 per diluted share for the prior year. Net income attributable to Susser Holdings for 2012 was reduced by a non-cash deferred income tax charge of $3.6 million ($0.17 per diluted share) recorded during the third quarter, solely related to Susser Holdings' contribution of net assets to SUSP in connection with SUSP's initial public offering.
2013 Guidance
The Company is providing initial 2013 full-year guidance as follows:

	FY 2013 Guidance	FY 2012 Actual
Merchandise Same-Store Sales Growth	3%-5%	6.6%
Merchandise Margin, Net of Shortages	33.25%-34.25%	33.9%
Retail Average Per-Store Gallons Growth	1%-4%	5.8%
Fuel Gross Profit Margins (cents / gallon):
Margin on retail gallons sold (a)	15-18	21.8
Margin on wholesale gallons sold to third-parties (b)	4-6	6.2
Margin on wholesale gallons sold to retail segment (c)	approx 3
Rent Expense (millions) (f)	$46-$48	$46.4
Depreciation, Amortization & Accretion Expense (millions)	$58-$64	$51.4
Interest Expense (millions) (d)	$39-$42	$41.0
New Retail Stores (e)	29-35	25
New Wholesale Dealer Sites (e)	25-40	39
Gross Capital Spending (millions) (f)	$195-$215	$179.2
Net Capital Spending (millions) (f)	$185-$210	$177.9

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.5 cents per gallon for 2012. The Company has provided quarterly fuel margin history on its website. The average retail selling price of fuel was $3.51 per gallon for fiscal 2012. 2013 retail fuel margin guidance reflects reduction of approximately 3 cents per gallon for gross profit mark-up now charged by SUSP. 2012 actual retail fuel margin reflects the 3 cent per gallon mark-up beginning September 25, 2012, which reduced retail gross profit for 2012 by approximately $6.4 million, or a $0.75 cents per gallon reduction to the full-year average retail margin. The gross profit charged to the retail segment is included in the wholesale segment gross profit.

(b)
Wholesale segment margin on 3rd party gallons includes SUSP operations and gallons sold at consignment locations (retained by SUSS), but excludes gallons sold to the retail division. This metric remains the same as prior to inception of SUSP operations.

(c)	Wholesale segment margin to Stripes retail stores reflects the gross profit mark-up charged by SUSP effective September 25, 2012.

(d)
Does not reflect any potential refinancing of the $425 million 8.5% senior unsecured notes during 2013. The bonds are callable at the Company's option beginning May 15, 2013 at 104.25%. If the Company elects to call the bonds, interest expense for 2013 will depend on the timing, size and terms of any refinancing instruments.

(e)
Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites. For 2010, 2011 and 2012, retail store closures were 13, 4 and 7 respectively, and we discontinued 18, 8, and 25 contracted wholesale sites, respectively.

(f)
Gross capital expenditures include acquisitions and purchase of intangibles. Net capital spending reduces gross capital expenditures by proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions. Net capital spending is not reduced for debt financing. The impact of sales of stores by Susser Holdings to SUSP under sale/leaseback agreements does not impact Susser's consolidated capital expenditures or rent expense.

_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

Fourth Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss fourth quarter results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9645 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through March 6 by calling 303-590-3030 and using the pass code 4592719#.
Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates approximately 560 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® banner. Restaurant service is available in more than 350 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes over 1.4 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; inability to build or acquire and successfully integrate new stores; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; risks relating to our substantial indebtedness and the restrictive covenants associated with that indebtedness; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations

	Three Month Ended		Twelve Months Ended
	January 1, 2012	December 30, 2012	January 1, 2012	December 30, 2012
	(dollars in thousands, except shares and per share amounts)
Revenues:
Merchandise sales	$218,989	$240,838	$881,911	$976,452
Motor fuel sales	1,064,475	1,140,113	4,264,422	4,788,050
Other income	11,669	15,466	47,835	53,625
Total revenues	1,295,133	1,396,417	5,194,168	5,818,127
Cost of sales:
Merchandise	145,884	158,654	584,310	645,500
Motor fuel	1,019,890	1,079,158	4,050,859	4,556,410
Other	437	2,171	2,013	4,823
Total cost of sales	1,166,211	1,239,983	4,637,182	5,206,733
Gross profit	128,922	156,434	556,986	611,394
Operating expenses:
Personnel	40,107	46,135	160,446	180,042
General and administrative	10,669	12,752	43,273	48,796
Other operating	35,532	40,320	144,099	157,589
Rent	11,557	11,739	45,738	46,407
Loss (gain) on disposal of assets and impairment charge	(401)	205	1,220	694
Depreciation, amortization and accretion	12,513	13,135	47,320	51,434
Total operating expenses	109,977	124,286	442,096	484,962
Income from operations	18,945	32,148	114,890	126,432
Other income (expense):
Interest expense, net	(10,335)	(9,939)	(40,726)	(41,019)
Other miscellaneous	(125)	(141)	(346)	(471)
Total other expense, net	(10,460)	(10,080)	(41,072)	(41,490)
Income before income taxes	8,485	22,068	73,818	84,942
Income tax expense	(3,176)	(7,196)	(26,347)	(33,645)
Net income	5,309	14,872	47,471	51,297
Less: Net income attributable to noncontrolling interest	10	4,283	14	4,572
Net income attributable to Susser Holdings Corporation	$5,299	$10,589	$47,457	$46,725
Net income per share attributable to Susser Holdings Corporation:
Basic	$0.29	$0.51	$2.74	$2.25
Diluted	$0.29	$0.49	$2.68	$2.19
Weighted average shares outstanding:
Basic	18,036,593	20,903,840	17,289,337	20,727,985
Diluted	18,543,189	21,404,906	17,702,641	21,314,738

Susser Holdings Corporation
Consolidated Balance Sheets

	January 1, 2012	December 30, 2012

	(in thousands except shares)
Assets
Current assets:
Cash and cash equivalents	$120,564	$286,232
Accounts receivable, net of allowance for doubtful accounts of $647 at January 1, 2012, and $707 at December 30, 2012	75,275	105,874
Inventories, net	98,723	115,048
Other current assets	19,620	8,271
Total current assets	314,182	515,425
Property and equipment, net	474,243	602,151
Other assets:
Marketable securities	—	148,264
Goodwill	244,398	244,398
Intangible assets, net	48,268	45,764
Other noncurrent assets	14,879	15,381
Total assets	$1,095,970	$1,571,383
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$143,088	$171,545
Accrued expenses and other current liabilities	49,564	61,208
Current maturities of long-term debt	1,492	36
Total current liabilities	194,144	232,789
Revolving line of credit	—	35,590
Long-term debt	449,837	571,649
Deferred gain, long-term portion	30,888	28,548
Deferred tax liability, long-term portion	68,216	85,211
Other noncurrent liabilities	17,950	16,897
Total liabilities	761,035	970,684
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,374,451 issued and 20,814,800 outstanding as of January 1, 2012; 21,619,700 issued and 21,229,499 outstanding as of December 30, 2012	210	212
Additional paid-in capital	269,368	276,430
Treasury stock, common shares, at cost; 559,651 as of January 1, 2012; and 390,201 as of December 30, 2012	(9,629)	(8,068)
Retained earnings	74,199	120,612
Total Susser Holdings Corporation shareholders’ equity	334,148	389,186
Noncontrolling interest	787	211,513
Total shareholders’ equity	334,935	600,699
Total liabilities and shareholders’ equity	$1,095,970	$1,571,383

Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Twelve Months Ended
	January 1, 2012	December 30, 2012	January 1, 2012	December 30, 2012
	(dollars in thousands, except per gallon items)
Revenue:
Merchandise sales	$218,989	$240,838	$881,911	$976,452
Motor fuel – retail	660,964	718,112	2,715,279	2,995,840
Motor fuel – wholesale to third parties	403,512	422,000	1,549,143	1,792,210
Other	11,669	15,466	47,835	53,625
Total revenue	$1,295,134	$1,396,416	$5,194,168	$5,818,127
Gross Profit:
Merchandise	$73,105	$82,184	$297,601	$330,952
Motor fuel – retail (1)	37,183	44,627	182,521	186,041
Motor fuel – wholesale to third parties (2)	7,402	9,490	31,042	37,091
Motor fuel – wholesale to Stripes (2)	—	6,358	—	6,472
Other, including intercompany eliminations	11,232	13,775	45,822	50,838
Total gross profit	$128,922	$156,434	$556,986	$611,394
Adjusted EBITDA (3):
Retail	$27,165	$33,239	$148,549	$154,205
Wholesale	5,856	14,021	24,942	35,833
Other	(1,391)	(1,772)	(6,473)	(7,141)
Total Adjusted EBITDA	$31,630	$45,488	$167,018	$182,897
Capital expenditures, net (4)	35,929	65,280	122,181	177,881
Retail merchandise margin	33.4%	34.1%	33.7%	33.9%
Merchandise same store sales growth	5.0%	5.8%	6.0%	6.6%
Average per retail store per week:
Merchandise sales	$31.4	$33.6	$31.9	$34.5
Motor fuel gallons sold	28.9	29.8	28.7	30.3
Motor fuel gallons sold:
Retail	200,092	211,258	785,582	853,163
Wholesale - third party	143,805	149,935	522,832	594,909
Average retail price of motor fuel per gallon	$3.30	$3.40	$3.46	$3.51
Motor fuel gross profit cents per gallon:
Retail (1)	18.6 ¢	21.1 ¢	23.2 ¢	21.8 ¢
Wholesale - third party (2)	5.1 ¢	6.3 ¢	5.9 ¢	6.2 ¢
Retail credit card cents per gallon	5.2 ¢	5.5 ¢	5.5 ¢	5.5 ¢

(1)
Effective September 25, 2012, the retail fuel margin reflects a reduction of approximately three cents per gallon as SUSP began charging a gross profit mark-up on gallons sold to our retail segment. Prior to this date, no gross profit mark-up was charged by the wholesale segment to the retail segment. Excluding the impact of this profit mark-up to SUSP for fiscal 2012, the average retail margin would have been reported as 22.6 cents per gallon, or 0.75 cents higher.

(2)
The wholesale margin from third parties excludes gross profit from the retail segment. Wholesale margin to Stripes reflects the mark-up of approximately 3 cents per gallon beginning September 25, 2012. Prior to this date, no profit margin was recognized in the wholesale segment on sales to Stripes stores.

(3)	See following Reconciliation of Non-GAAP Measures to GAAP Measures.

(4)	Net capital expenditures include acquisitions and purchase of intangible assets, less proceeds from sale leaseback transactions and asset dispositions.

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest, and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreement and indentures.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

The addition of net income attributable to noncontrolling interests means that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR includes 100% of the operations of SUSP, even though our economic interest in SUSP, following its September 2012 initial public offering,  is limited to our ownership of a 50.1% limited partner interest in SUSP and all SUSP's incentive distribution rights (which entitle us to an increasing percentage of distributions once SUSP distributes its minimum quarterly distribution).  We believe this presentation approach provides investors a better understanding of the performance of our core businesses over time than one which excludes a portion of the EBITDA, Adjusted EBITDA or Adjusted EBITDAR contributed by the operations of SUSP, over which we retain exclusive control.  This presentation approach is also consistent with that used for management incentive compensation targets and with the financial covenants in our outstanding borrowing agreements.  However, investors utilizing these non-GAAP measures for valuation purposes, or otherwise in making an investment decision in Susser Holdings Corporation, should take into account  the 49.9% ownership of SUSP by  the public when considering the contribution by SUSP to Susser Holdings Corporation's consolidated EBITDA, Adjusted EBITDA and Adjusted EBITDAR under this presentation format.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements, and;

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titles measures of other companies.

The following table presents a reconciliation of net income attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Twelve Months Ended
	January 1, 2012	December 30, 2012	January 1, 2012	December 30, 2012

Net income attributable to Susser Holdings Corporation	$5,299	$10,589	$47,457	$46,725
Net income attributable to noncontrolling interest	10	4,283	14	4,572
Depreciation, amortization and accretion	12,513	13,135	47,320	51,434
Interest expense, net	10,335	9,939	40,726	41,019
Income tax expense	3,176	7,196	26,347	33,645
EBITDA	$31,333	$45,142	$161,864	$177,395
Non-cash stock-based compensation	573	—	3,588	4,337
Loss (gain) on disposal of assets and impairment charge	(401)	205	1,220	694
Other miscellaneous expense	125	141	346	471
Adjusted EBITDA	31,630	45,488	167,018	182,897
Rent	11,557	11,739	45,738	46,407
Adjusted EBITDAR	$43,187	$57,227	$212,756	$229,304